                                                               EXHIBIT (a)(5)(B)

                SOLECTRON REPORTS THIRD-QUARTER SALES, EARNINGS
                              IN LINE WITH GUIDANCE

For Immediate Release: June 20, 2002

MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain management services, today reported third-quarter sales of $3 billion and a loss of 4 cents per diluted share, excluding a loss of 31 cents from restructuring and impairment charges and extraordinary gains. Results were within the range of the company's guidance of $2.7 billion to $3.1 billion in sales and, a 6- to 4-cent loss per diluted share, excluding restructuring and impairment charges and extraordinary gains.

In the quarter ended May 31, Solectron reported a net loss of $284 million, or 35 cents per diluted share. In the same period last year, Solectron had sales of $4 billion and a net loss of $186 million, or 28 cents per diluted share. Third-quarter results included pre-tax restructuring and impairment charges of $313 million in fiscal 2002 and $285 million in fiscal 2001, and after-tax extraordinary gains of $2.6 million in fiscal 2002.

"In the face of weak end-market conditions, we are taking the right actions for our business," said Koichi Nishimura, Solectron chairman, president and chief executive officer. "We continued to improve key performance metrics, including working capital and gross margins, and to strengthen our balance sheet. Once again, we ended the quarter with a strong cash position, and we continue to win business from current and new customers.

"We are also making significant progress executing our long-term strategy. We are steadily implementing our restructuring program, which will help us meet short- and long-term needs. We have the model for success, and we are confident in our future to provide tailored, complete supply-chain solutions that make our customers more competitive."

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In the quarter, Solectron gained new business from several companies, including
Alcatel, Apple, Handspring, IBM and Maytag. The company also began producing optical networking equipment under a primary supplier agreement with Lucent Technologies, and providing manufacturing services for NEC Corporation's server, workstation and storage products in Japan.

Separately today, Solectron said it plans to reduce its debt in the fourth quarter through a tender offer to purchase approximately $1.5 billion principal amount at maturity of its 2.75 percent Liquid Yield Option(TM) Notes with approximately $900 million of cash on hand.

FOURTH-QUARTER GUIDANCE

The company today established its guidance for the fiscal fourth quarter, which ends Aug. 31. Solectron expects sales to range from $2.8 billion to $3.1 billion. Excluding restructuring and impairment charges and extraordinary items, the company expects a loss ranging from 5 to 3 cents per diluted share.

NINE-MONTH SUMMARY

For the first nine months of fiscal 2002, Solectron reported sales of $9 billion, compared with $15 billion in the year-earlier period. The company reported a net loss of $463 million, or 60 cents per diluted share, compared with net income of $127 million, or 19 cents per diluted share, in the same period last year. Excluding pre-tax restructuring and impairment charges of $561 million, and after-tax extraordinary gains of $31.7 million, Solectron had a loss of $60 million, or 8 cents per diluted share, in the first nine months of fiscal 2002.

WEBCAST TO BE HELD TODAY

At 4:30 p.m. EDT today, Solectron will hold a conference call to discuss this earnings report. A live Internet broadcast of the conference call can be joined by going to http://www.videonewswire.com/event.asp?id=5765. Following the live broadcast, replays of the call will be available at www.solectron.com.

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In addition, audio replays of the call will be available immediately following the call through June 27. Call (800) 871-1329 from within the United States or
(402) 280-9913 from outside the United States and specify password "Solectron
IR."

SAFE HARBOR

This news release contains forward-looking statements regarding our outlook for the future, including our financial outlook for the fourth quarter, and our new business wins. Our statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include the length and severity of the current economic downturn overall and in the telecommunications and other electronics technology sectors; our ability to manage customer demand through the downturn; the ability to effectively integrate recent acquisitions; the ability to effectively implement restructuring plans; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; and intellectual property rights enforcement. There can be no assurance that the tender offer will be completed, and completion of the tender offer is subject to risks, including prevailing conditions in the public capital markets. For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically forms 8-K, 10-Q, S-3, S-4 and 10-K. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE DATES

Solectron plans to announce fiscal 2002 fourth-quarter and year-end results Monday, Sept. 23; fiscal 2003 first-quarter results Thursday, Dec. 19; second-quarter results Thursday, March, 20; third-quarter results Thursday, June, 19; and fourth-quarter and fiscal year-end results Monday, Sept. 22.

Supplemental information, consolidated statements of income and consolidated balance sheets follow. All monetary amounts are stated in U.S. dollars.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award.

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SELECTED FINANCIAL DATA

                                 ANALYTICAL DATA
                              (Dollars in millions)

                                                 Q3 - FY02            Q2 - FY02            Q3 - FY01
                                                 ---------            ---------            ---------
NET SALES                                        $3,032.8             $2,974.6             $3,983.4
SALES BY BUSINESS UNIT
   Technology Solutions business unit            $  257.8             $  187.4             $  227.2
   Global Operations business unit               $2,447.5             $2,462.9             $3,671.8
      Printed circuit board assembly                 60.9%                62.1%                74.9%
      Systems                                        39.1%                37.9%                25.1%
   Global Services business unit                 $  221.4             $  223.1             $   84.4
   MicroSystems business unit                    $  106.1             $  101.2                   --

SALES % BY MARKET SEGMENT
   Networking Equipment                              27.3                 26.5                 20.6
   Mobile Communications                              9.5                  9.9                 12.9
   Telecommunications                                18.7                 20.8                 22.9
   PCs/Notebooks                                     16.4                 17.8                 17.2
   Computer Peripherals                               5.8                  4.8                  5.3
   Mainframe & Servers                                5.6                  5.0                  4.2
   Workstations                                       4.8                  4.0                  5.7
   High-End Consumer Products                         3.0                  3.0                  1.4
   Semiconductor & Test                               1.6                  1.1                  2.2
   Other                                              7.3                  7.1                  7.6

                            ASSET MANAGEMENT METRICS

                                    Q3 - FY02           Q2 - FY02
                                    ---------           ---------
INVENTORY TURNS                        5.1                 4.4
DAYS SALES OUTSTANDING                  63                  64

                           EARNINGS PER SHARE SUMMARY

                                            Q3 - FY02            Q2 - FY02            Q3 - FY01
                                            ---------            ---------            ---------
DILUTED EPS(1)                              $  (0.35)            $  (0.15)            $  (0.28)
DILUTED EPS BEFORE ACQUISITION,
   RESTRUCTURING AND IMPAIRMENT
   CHARGES & EXTRAORDINARY GAINS            $  (0.04)            $  (0.03)            $   0.01

(1) EARNINGS PER DILUTED SHARE/DILUTED EPS is the per-diluted-share calculation of net income (loss) as defined under GAAP.

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                           SELECTED NON-CASH EXPENSES
                              (Dollars in millions)

 NET OF TAX                                    Q3 - FY02            Q2 - FY02            Q3 - FY01
 ----------                                    ---------            ---------            ---------
 ACQUISITION, RESTRUCTURING AND
   IMPAIRMENT COSTS                            $  254.5             $  128.6             $  190.5
EXTRAORDINARY GAINS                            $   (2.6)            $  (31.1)                  --
GOODWILL AMORTIZATION                                --                   --             $   47.2
OTHER INTANGIBLE ASSET AMORTIZATION            $    8.4             $   14.9             $   15.2
NON-CASH INTEREST EXPENSE                      $   22.2             $   21.9             $   23.6
      TOTAL                                    $  282.5             $  134.3             $  276.5

                             SELECTED FINANCIAL DATA
                              (Dollars in millions)

PRE-TAX                                        Q3 - FY02           Q2 - FY02
-------                                        ---------           ---------
CAPITAL SPENDING                               $   71.4            $   54.9
DEPRECIATION EXPENSE                           $   78.8            $   85.0
OTHER INTANGIBLE ASSET AMORTIZATION            $   11.8            $   21.3
NON-CASH INTEREST EXPENSE                      $   35.2            $   34.8

                              10 PERCENT CUSTOMERS
                  The following customers represented at least
                    10 percent of sales during the quarter.

                              Q3 - FY02           Q2 - FY02
                              ---------           ---------
NORTEL NETWORKS                13.3%                15.9%
CISCO SYSTEMS                  10.8%                10.9%

Consolidated statements of income and balance sheets.

                                       ###

Analysts Contact:
Thomas Alsborg, Solectron Corporation, (408) 956-6614 (U.S.), thomasalsborg@ca.slr.com

Media Contact:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                (US$ in millions)

                                                                      MAY 31,                AUGUST 31,
                                                                       2002                     2001
                                                                    ----------               ----------
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments *              $  3,232.3               $  2,790.1
   Accounts receivable, net                                            2,016.7                  2,443.6
   Inventories                                                         2,098.7                  3,209.9
   Prepaid expenses and other current assets                             706.4                    260.5
                                                                    ----------               ----------
     Total current assets                                              8,054.1                  8,704.1
Net property and equipment                                             1,439.6                  1,304.7
Goodwill                                                               4,506.1                  1,987.2
Other assets                                                             878.6                    934.4
                                                                    ----------               ----------
          Total assets                                              $ 14,878.4               $ 12,930.4
                                                                    ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

   Short-term debt                                                  $  1,650.2               $    306.2
   Accounts payable                                                    1,552.5                  1,786.1
   Accrued employee compensation                                         213.2                    166.5
   Accrued expenses                                                      593.8                    363.7
   Other current liabilities                                             119.3                     66.8
                                                                    ----------               ----------
     Total current liabilities                                         4,129.0                  2,689.3
Long-term debt                                                         3,250.8                  5,027.5
Other long-term liabilities                                               95.8                     62.9
                                                                    ----------               ----------
          Total liabilities                                            7,475.6                  7,779.7
                                                                    ----------               ----------

Stockholders' equity:
   Common stock                                                            0.8                      0.7
   Additional paid-in capital                                          6,625.4                  3,877.6
   Retained earnings                                                   1,068.7                  1,531.6
   Accumulated other comprehensive losses                               (292.1)                  (259.2)
                                                                    ----------               ----------
     Total stockholders' equity                                        7,402.8                  5,150.7
                                                                    ----------               ----------
          Total liabilities and stockholders' equity                $ 14,878.4               $ 12,930.4
                                                                    ==========               ==========

*This caption includes $425.7 million of restricted balances for May 31, 2002.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (US$ in millions, except per share data)

                                                                    THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                              -----------------------------         -----------=-----------------
                                                                May 31,            June 1,            May 31,            June 1,
                                                                 2002               2001               2002               2001
                                                              ----------         ----------         ----------         ----------

Net sales                                                     $  3,032.8         $  3,983.4         $  9,159.6         $ 15,097.4
Cost of sales                                                    2,821.6            3,677.7            8,546.6           13,818.8
                                                              ----------         ----------         ----------         ----------
  Gross profit                                                     211.2              305.7              613.0            1,278.6
Operating expenses:
  Selling, general and administrative                              225.1              203.1              602.8              580.8
  Research and development                                          20.4               19.5               54.1               55.8
  Goodwill amortization expense                                       --               52.3                 --               87.8
  Acquisition, restructuring and impairment costs                  313.4              285.3              561.0              339.8
                                                              ----------         ----------         ----------         ----------
Operating income (loss)                                           (347.7)            (254.5)            (604.9)             214.4
Interest income                                                     14.0               22.7               55.3               95.9
Interest expense                                                   (72.2)             (48.2)            (177.4)            (128.0)
                                                              ----------         ----------         ----------         ----------
Income (loss) before income taxes & extraordinary gain            (405.9)            (280.0)            (727.0)             182.3
Income taxes                                                      (118.9)             (94.3)            (232.4)              55.5
                                                              ----------         ----------         ----------         ----------
Income (loss) before extraordinary gain                           (287.0)            (185.7)            (494.6)             126.8

Extraordinary gain, net of income tax                                2.6                 --               31.7                 --

                                                              ----------         ----------         ----------         ----------
Net Income (loss)                                             $   (284.4)        $   (185.7)        $   (462.9)        $    126.8
                                                              ==========         ==========         ==========         ==========

Basic net income (loss) per share:

  Income (loss) before extraordinary gain                     $    (0.35)        $    (0.28)        $    (0.64)        $     0.20

Extraordinary gain, net of income tax                                 --                 --               0.04                 --
                                                              ----------         ----------         ----------         ----------
     Net Income (loss) per share                              $    (0.35)        $    (0.28)        $    (0.60)        $     0.20
                                                              ==========         ==========         ==========         ==========

Diluted net income (loss) per share:

   Income (loss) before extraordinary gain                    $    (0.35)        $    (0.28)        $    (0.64)        $     0.19

Extraordinary gain, net of income tax                                 --                 --               0.04                 --
                                                              ----------         ----------         ----------         ----------
    Net income (loss) per share                               $    (0.35)        $    (0.28)        $    (0.60)        $     0.19
                                                              ==========         ==========         ==========         ==========

Weighted average number of shares:

  Basic                                                            823.2              654.1              768.4              636.9
  Diluted                                                          823.2              654.1              768.4              653.1